Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 24, 2006 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of CNL Retirement Properties, Inc. which appears in Health Care Property Investors, Inc's Current Report on Form 8-K dated August 4, 2006. We also consent to the reference to us under the heading “Experts.”

/s/ PricewaterhouseCoopers LLP
Orlando, Florida
August 4, 2006